Exhibit 99.1

Inergy Reports Record Third Quarter Results

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Expects to Achieve High End of Fiscal 2007 Guidance

Kansas City, MO (August 8, 2007) – Inergy, L.P. (NASDAQ:NRGY) and Inergy Holdings, L.P. (NASDAQ:NRGP) today each reported results of operations for the quarter and nine-month period ended June 30, 2007.

Highlights

Inergy, L.P. (Inergy) reported Adjusted EBITDA of $13.4 million for the quarter ended June 30, 2007, an increase of $6.9 million, more than double the $6.5 million reported in the third fiscal quarter of last year. Net loss, excluding certain items as discussed below, improved to ($20.4) million for the quarter ended June 30, 2007, or ($0.56) per limited partner unit compared to ($30.3) million, or ($0.85) per limited partner unit in the prior-year period. Due to the seasonal nature of the propane industry, Inergy typically reports a quarterly loss in its third fiscal quarter.

For the nine-month period ended June 30, 2007, Adjusted EBITDA increased approximately 19% to $197.4 million from $165.3 million for the same prior-year period. Net income for the nine months ended June 30, 2007, excluding certain items as discussed below, increased to $96.4 million, or $1.61 per diluted limited partner unit, from $62.2 million, or $1.20 per diluted limited partner unit in 2006.

“Once again, all our operating segments delivered outstanding results; and the benefits of our diversification into midstream operations are evident,” said John Sherman, President and CEO of Inergy. “We are finishing another great year and are confident about the execution of our growth strategy going forward.”

Inergy, L.P. also announced that it expects Adjusted EBITDA to approximate $210 million for the full fiscal year ended September 30, 2007, the high end of its previously announced guidance range.

As previously announced, the Board of Directors of Inergy’s general partner increased Inergy’s quarterly cash distribution to $0.585 per limited partner unit ($2.34 annually) for the quarter ended June 30, 2007. This represents an approximate 7% increase over the distribution for the same quarter of the prior year. The distribution will be paid on August 14, 2007, to unitholders of record as of August 7, 2007.

Inergy, L.P.

In the quarter ended June 30, 2007, retail propane gallon sales increased 7% to 50.0 million gallons sold compared to 46.6 million gallons sold in the same quarter of the prior year. Retail propane gross profit, excluding the non-cash effect of derivative contracts discussed below, was $43.3 million in the quarter ended June 30, 2007, as compared to $40.7 million in the quarter ended June 30, 2006. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates and other was $16.8 million in the quarter ended June 30, 2007, as compared to $14.9 million in the prior-year period.

For the nine-month period ended June 30, 2007, there were 313.7 million retail propane gallons sold compared to 310.5 million gallons sold during the same period in the prior year. Retail propane gross profit, excluding the non-cash charges on derivative contracts discussed below, was $276.3 million for the nine months ended June 30, 2007, as compared to $260.9 million in the nine months ended June 30, 2006. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates and other was $66.7 million in the nine months ended June 30, 2007, as compared to $57.0 million in the prior-year period.

Gross profit from midstream operations increased to $15.2 million in the quarter ended June 30, 2007, compared to $10.2 million in the prior-year period. Gross profit from midstream operations for the nine months ended June 30, 2007, was $44.8 million as compared to $30.8 million in the prior-year period.

For the quarter ended June 30, 2007, operating and administrative expenses increased to $63.2 million from $62.6 million in the same period of fiscal 2006. Operating and administrative expenses for the nine months ended June 30, 2007, were $194.7 million as compared to $188.7 million in the same period of fiscal 2006.

Net loss of ($20.4) million for the quarter ended June 30, 2007, excludes the recognition of $0.5 million of non-cash gains from derivatives contracts associated with retail propane fixed price sales and a loss of ($0.7) million on the disposal of excess property, plant, and equipment. In addition to these items, the net loss per unit allocable to each limited partner unit of ($0.56), excludes the one-time, non-cash beneficial conversion allocation of income of $10.3 million related to the April 2007 conversion of the Special Units into common units. The Special Unit conversion was the result of the previously disclosed commencement of the commercial operations of Phase II of the Stagecoach Natural Gas Storage Facility. Net loss for the quarter ended June 30, 2006, was ($30.3) million excluding the recognition of ($0.4) million of non-cash charges from derivative contracts and a loss of ($1.7) million on the disposal of excess property, plant, and equipment.

Net income of $96.4 million for the nine months ended June 30, 2007, excludes the recognition of $0.5 million of non-cash gains from derivatives contracts associated with retail propane fixed price sales and a loss of ($1.6) million on the disposal of excess property, plant, and equipment. In addition to these items, the net income per unit allocable to each limited partner unit of $1.61, excludes the one-time, non-cash beneficial conversion allocation of income of $10.3 million discussed above. Net income for the nine months ended June 30, 2006, was $62.2 million, or $1.20 per diluted limited partner unit, excluding the recognition of ($19.6) million of non-cash charges from derivative contracts and a loss of ($2.4) million on the disposal of excess property, plant, and equipment.

Inergy Holdings, L.P.

As discussed above, the $0.585 limited partner unit distribution by Inergy, L.P. results in Inergy Holdings, L.P. receiving a total distribution of $10.9 million with respect to the third fiscal quarter of 2007. As a result of this Inergy, L.P. distribution, Inergy Holdings, L.P. declared a quarterly distribution of $0.51 per limited partner unit or $2.04 on an annualized basis. The distribution will be paid on August 14, 2007, to unitholders of record as of August 7, 2007.

During the quarter ended June 30, 2007, Inergy Holdings, L.P. recognized a non-cash gain of approximately $80.6 million on the limited partnership units it owns of Inergy, L.P. in accordance with the application of Securities and Exchange Commission’s Staff Accounting Bulletin No. 51 “Accounting for Sales of Stock by a Subsidiary”. Excluding this non-cash gain, net income (loss) per limited partner unit of Inergy Holdings, L.P. was $(0.06) and $0.91 for the quarter ended June 30, 2007, and the nine months ended June 30, 2007, respectively.

Inergy, L.P. and Inergy Holdings, L.P. will conduct a live conference call and internet webcast for both companies today, August 8, 2007, to discuss results of operations for the third fiscal quarter and its business outlook. The call will begin at 10:00 a.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy, L.P. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergypropane.com. A digital recording of the call will be available for one week following the call by dialing 1-800-642-1687 and entering the pass code 10932614.

Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This press release contains forward-looking statements, which are statements that are not historical in nature such as our Adjusted EBITDA guidance and our business outlook. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, the demand for high deliverability natural gas storage capacity in the Northeast, our ability to successfully implement our business plan for both the Stagecoach facility and the West Coast expansion, the outcome of rate decisions levied by the Federal Energy Regulatory Commission, our ability to generate available cash for distribution to unitholders, the costs and effects of legal, regulatory and administrative proceedings against us or which may be brought against us and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Nine Months Ended June 30, 2007 and 2006

(in millions, except unit and per unit data)

	(Unaudited) Three Months Ended June 30,		(Unaudited) Nine Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Propane	$168.3	$143.7	$956.2	$900.0
Other	78.5	71.9	251.0	242.7

	246.8	215.6	1,207.2	1,142.7

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	122.7	101.3	666.7	650.9
Other	48.3	48.9	152.2	162.7

	171.0	150.2	818.9	813.6

Gross profit	75.8	65.4	388.3	329.1

Operating and administrative expenses	63.2	62.6	194.7	188.7
Depreciation and amortization	21.4	20.6	60.9	58.7
Loss on disposal of assets	0.7	1.7	1.6	2.4

Operating income (loss)	(9.5)	(19.5)	131.1	79.3

Other income (expense):
Interest expense, net	(12.0)	(13.6)	(39.1)	(41.1)
Finance charge income	0.9	0.7	2.4	2.2
Other income	0.2	0.2	1.4	0.6

Income (loss) before income taxes	(20.4)	(32.2)	95.8	41.0

Provision for income taxes	(0.2)	(0.2)	(0.5)	(0.8)

Net income (loss)	$(20.6)	$(32.4)	$95.3	$40.2

Net income (loss) allocable to:
Non-managing general partner interest	$7.0	$4.2	$20.1	$13.0
Beneficial conversion value of Special Units	10.3	—	10.3	—
Limited partner interest	(37.9)	(36.6)	64.9	27.2

	$(20.6)	$(32.4)	$95.3	$40.2

Net income (loss) per limited partner unit:
Basic	$(0.77)	$(0.90)	$1.38	$0.67
Diluted	$(0.77)	$(0.90)	$1.37	$0.67

Weighted average limited partners’ units outstanding (in thousands):
Basic	49,356	40,420	47,041	40,306
Diluted	49,356	40,420	47,231	40,785

	(Unaudited) Three Months Ended June 30,		(Unaudited) Nine Months Ended June 30,
	2007	2006	2007	2006
Supplemental Information:

Retail gallons sold	50.0	46.6	313.7	310.5

Cash			$6.8	$46.1

Outstanding debt:
Working Capital Facility			$1.3	$—
Senior unsecured notes			619.3	617.9
Other debt			15.7	13.2

Total debt			$636.3	$631.1

Total partners’ capital			$799.3	$756.8

EBITDA:
Net income (loss)	$(20.6)	$(32.4)	$95.3	$40.2
Interest expense, net	12.0	13.6	39.1	41.1
Provision for income taxes	0.2	0.2	0.5	0.8
Depreciation and amortization	21.4	20.6	60.9	58.7

EBITDA (a)	$13.0	$2.0	$195.8	$140.8
Non-cash (gain) loss on derivative contracts	(0.5)	0.4	(0.5)	19.6
Loss on disposal of assets	0.7	1.7	1.6	2.4
Long-term incentive and equity compensation expense	0.2	2.4	0.5	2.5

Adjusted EBITDA (a)	$13.4	$6.5	$197.4	$165.3

Distributable cash flow:
Adjusted EBITDA (a)	$13.4	$6.5	$197.4	$165.3
Cash interest expense (b)	(11.5)	(13.0)	(37.4)	(39.4)
Maintenance capital expenditures (c)	(1.4)	(1.1)	(2.9)	(2.6)
Provision for income taxes	(0.2)	(0.2)	(0.5)	(0.8)

Distributable cash flow (d)	$0.3	$(7.8)	$156.6	$122.5

(c)	EBITDA is defined as income (loss) before taxes, plus net interest expense (inclusive of write-off of deferred financing costs) and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding (1) non-cash gains or losses on derivative contracts associated with fixed price sales to retail propane customers, (2) Long-term incentive and equity compensation charges, and (3) gains or losses on disposals of assets. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. EBITDA and Adjusted EBITDA are presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. We believe that the presentation of EBITDA and Adjusted EBITDA are useful to lenders and investors because of its use in the propane industry and for master limited partnerships as an indicator of the strength and performance of the ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, we believe that EBITDA and Adjusted EBITDA provides useful information to our investors for trending, analyzing and benchmarking our operating results as compared to other companies that may have different financing and capital structures. The presentation of EBITDA and Adjusted EBITDA allows investors to view our performance in a manner similar to the methods used by management and provides additional insight to our operating results.
(d)	Cash interest expense is net of amortization charges associated with deferred financing costs.
(e)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.

(f)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. We believe that distributable cash flow provides additional information for evaluating the Partnership’s ability to declare and pay distributions to unitholders. Distributable cash flow should not be considered an alternative to cash flow from operating activities or any other measure of financial performance in accordance with accounting principles generally accepted in the United States. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Nine Months Ended June 30, 2007 and 2006

(in millions, except unit and per unit data)

	(Unaudited) Three Months Ended June 30,		(Unaudited) Nine Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Propane	$168.3	$143.7	$956.2	$900.0
Other	78.5	71.9	251.0	242.7

	246.8	215.6	1,207.2	1,142.7

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	122.7	101.3	666.7	650.9
Other	48.3	48.9	152.2	162.7

	171.0	150.2	818.9	813.6

Gross profit	75.8	65.4	388.3	329.1

Operating and administrative expenses	63.4	63.3	195.3	190.0
Depreciation and amortization	21.4	20.6	60.9	58.7
Loss on disposal of assets	0.7	1.7	1.6	2.4

Operating income (loss)	(9.7)	(20.2)	130.5	78.0

Other income (expense):
Interest expense, net	(12.6)	(14.1)	(40.9)	(42.6)
Finance charge income	0.9	0.7	2.4	2.2
Other income	0.2	0.2	1.4	0.6

Income (loss) before gain on issuance of units in Inergy, L.P., income taxes and interest of non-controlling partners in Inergy, L.P.’s net income	(21.2)	(33.4)	93.4	38.2

Gain on issuance of units in Inergy, L.P.	80.6	—	80.6	—
Provision for income taxes	(5.5)	—	(6.5)	(1.2)
Interest of non-controlling partners in Inergy, L.P.’s net income (loss)	25.5	33.1	(68.8)	(24.6)

Net income (loss)	$79.4	$(0.3)	$98.7	$12.4

Net income (loss) applicable to limited partners’ units	$79.4	$(0.3)	$98.7	$12.4

Net income (loss) per limited partner unit:
Basic	$3.97	$(0.02)	$4.94	$0.62
Diluted	$3.91	$(0.02)	$4.88	$0.62

Weighted average limited partners’ units outstanding (in thousands):
Basic	20,004	20,000	20,002	20,000
Diluted	20,307	20,000	20,244	20,176